Exhibit 10.13

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered this 7th day of August, 2014 (the “Effective Date”), by and between AveXis, Inc., a Delaware corporation (the “Employer”), and John A. Carbona, an individual residing in the State of Texas (the “Executive”).

WITNESSETH

WHEREAS, the Executive has certain skills, experience, and abilities that may be valuable to the success of the Employer’s operations and future profitability;

WHEREAS, the Employer desires to employ and retain the services of the Executive as an employee in the position of Chief Executive Officer, and the Executive desires to work for and be employed by the Employer in such position; and

WHEREAS, the Employer and the Executive desire to set forth the terms and conditions pursuant to which the Executive will be employed by the Employer.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article 1:                                               EMPLOYMENT PERIOD AND DUTIES

1.01                        Employment. The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

1.02                        Employment Period. Unless earlier terminated as herein provided, the Executive’s employment with the Employer pursuant to this Agreement shall commence on the Effective Date and shall end on the Expiration Date (as defined in this Section 1.02). For purposes of this Agreement, the “Employment Period” shall mean a period of time commencing on the Effective Date and continuing until the earlier to occur of (a) the third anniversary (the “Scheduled Expiration Date”) of the Effective Date, at which time the Employment Period shall automatically be extended for subsequent one year terms (each, an “Extension Term”), each until the next anniversary of the Scheduled Expiration Date, subject to either party providing written notice to the other party of its intent not to extend the Employment Period at least 90 days before the then-current Expiration Date; or (b) an earlier Termination Date (as defined in Section 4.01(d) hereof). The date on which the Employment Period, including any Extension Terms, ends shall be referred to herein as the “Expiration Date.”

1.03                        Duties and Services. The Executive will be employed as the Chief Executive Officer of the Employer, and will have such authority and duties and perform such services commensurate with such position or as are assigned or delegated to the Executive by the Board of Directors of the Employer. The Executive will devote substantially all of his business time, attention, skill, and energy to the business of the Employer.

Article 2:                                               COMPENSATION

2.01                        Salary. The Executive will be paid an annual base salary (the “Salary”) of $200,000.00 (as such amount may be increased, but not decreased, from time to time by the Board of Directors of the Employer) payable in accordance with the Employer’s normal payroll practices for the duration of the Employment Period. The Employer shall withhold from each installment of the Salary all applicable federal, state, and local income and other payroll taxes.

2.02                        Bonus. The Executive may be entitled to bonuses from time to time as the Employer’s Board of Directors, in its discretion, determines pursuant to the Employer’s bonus plans or programs. In addition, the Executive shall be entitled to receive a bonus upon the initial occurrence of one or both of the following (each, a “Valuation Bonus”): (a) if the Employer’s Per Share Valuation (as defined below) equals or exceeds $58.64 per share (adjusted for stock splits, stock dividends, combinations, recapitalizations and the like) for 90 consecutive Trading Days leading up to and including the last Trading Day of a calendar year ending within the Employment Period (a “Trading Period”), a one-time payment in the amount of $500,000, payable within 60 days after the end of such calendar year; and (b) if the Employer’s Per Share Valuation (as defined below) equals or exceeds $87.95 per share (adjusted for stock splits, stock dividends, combinations, recapitalizations and the like) during a Trading Period, a one-time payment in the amount of $625,000, less any Valuation Bonus previously paid pursuant to this Section 2.02, within 60 days after the end of such calendar year. The Valuation Bonuses may be paid based on Per Share Valuations in the same or separate calendar years, but in no event shall the Executive be entitled to receive more than $625,000 in aggregate Valuation Bonuses pursuant to this Agreement. For the purposes of this Section 2.02, “Per Share Valuation” means the closing price per share of the capital stock of the Employer on the nationally-recognized stock exchange in the United States on which such capital stock of the Employer is listed. For the purposes of this Section 2.02, “Trading Day” means a day on which the nationally-recognized stock exchange in the United States on which the capital stock of the Employer is listed is open for trading.

2.03                        Benefits. For the duration of the Employment Period and as otherwise set forth herein, the Executive and his dependents (if applicable) will be permitted to participate in such bonus, incentive, deferred compensation, stock option, pension, health insurance, disability income insurance, and other employee benefit plans of the Employer that may be in effect from time to time (collectively, “Benefits”) to the extent the Executive and his dependents are eligible for participation under the terms of such plans. In addition, the Executive will be entitled to fringe benefits at least equal to the fringe benefits provided to any other employee of the Employer.

2.04                        Paid Time Off. The Executive shall be entitled to paid time off per calendar year in accordance with the Employer’s paid time off policies as in effect from time to time.

Article 3:                                               FACILITIES AND EXPENSES

The Executive will use the office space, equipment, supplies, and such other facilities, property, and personnel as are provided by the Employer for such purposes to perform his duties under this Agreement. The Employer will reimburse the Executive for reasonable expenses incurred by the Executive in the performance of his duties in accordance with the Employer’s employment policies in effect from time to time.

Article 4:                                               TERMINATION

4.01                        Termination of Employment Period.

(a)                                 Death of the Executive. The Employment Period shall terminate immediately and automatically upon the death of the Executive.

(b)                                 Termination by the Employer. The Employer may terminate the Employment Period (i) immediately upon the delivery of a Notice of Termination (as defined in Section 4.01(d) of this Agreement) by the Employer to the Executive setting forth the facts that indicate that a determination has been made that the Executive has a Disability in accordance with Section 4.02 of this Agreement; (ii) immediately upon delivery of a Notice of Termination by the Employer to the Executive setting forth the facts that indicate that an event constituting Cause (as defined in Section 4.03 of this Agreement) has occurred, or on such later date as may be set forth in such Notice of Termination; or (iii) at any time without Cause effective as of the 30th day following the delivery of a Notice of Termination by the Employer to the Executive, or on such later date as may be set forth in such Notice of Termination.

(c)                                  Termination by the Executive. The Executive may terminate the Employment Period (i) immediately upon delivery of a Notice of Termination by the Executive to the Employer setting forth facts that indicate that an event constituting Good Reason (as defined in Section 4.04 of this Agreement) has occurred within the 30 days immediately prior to the date of delivery of such Notice of Termination; or (ii) at any time without Good Reason effective as of the 30th day following the delivery of a Notice of Termination by the Executive to the Employer, or on such later date as may be set forth in such Notice of Termination.

(d)                                 Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice (delivered in accordance with Section 7.06 hereof) that indicates the specific termination provision in this Agreement upon which the person intending to terminate the Employment Period is relying and sets forth in reasonable detail the facts and circumstances that provide a basis for termination of the Employment Period under such termination provision. The effective date of any termination or the expiration of the Employment Period, or the date of the Executive’s death, shall be referred to herein as the “Termination Date.”

4.02                        Definition of “Disability.” For purposes of this Agreement, the Executive will be deemed to have a “Disability” under any of the following conditions: (a) for physical or mental reasons, the Executive is unable to render and perform substantially and continuously the Executive’s duties and services as required by this Agreement for 12 consecutive weeks, or for 16 nonconsecutive weeks during any 12-month period, or (b) the prognosis or recommendations of the Examining Doctor (as defined in this Section 4.02) are such that the Executive would be unable to render and perform substantially and continuously the Executive’s duties and services under this Agreement for 12 consecutive weeks, or for 16 nonconsecutive weeks during any 12-month period. Upon the request of either party hereto following written notice to the other, the Disability of the Executive will be determined by a medical doctor (the “Examining Doctor”) who shall be selected as follows: the Employer and the Executive shall mutually select a doctor, or, if no agreement is reached, each party shall select a medical doctor, and those two medical doctors will select a third medical doctor who will be the Examining Doctor. The determination of the Examining Doctor as to whether or not the Executive has a Disability will be binding on both parties hereto. The Executive must submit to a reasonable number of examinations by the Examining Doctor, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and the results of such examinations. If the Executive is not legally competent, the Executive’s legal guardian or duly authorized attorney-in-fact will act in the Executive’s stead under this Section 4.02 for the purposes of submitting the Executive to examinations and providing any such authorizations of disclosure.

4.03                        Definition of “Cause.” For purposes of this Agreement, “Cause” shall mean that the Executive has: (a) breached any duty of loyalty to or material legal or contractual obligation that he has to the Employer, which specific breach, if curable, is not cured within 30 days after written notice to the Executive thereof or, if cured, recurs in the 6-month period following such cure; (b) intentionally and knowingly failed to follow any reasonable written lawful directive of the Board of Directors of the Employer which is otherwise consistent with the Executive’s position and responsibilities, which specific failure, if curable, is not cured within 30 days after written notice to the Executive thereof or, if cured, recurs in the 6-month period following such cure; (c) engaged in willful misconduct, willful violation of any law, fraud, embezzlement or material acts of dishonesty relating to the affairs of the Employer that are materially injurious to the Employer; (d) been convicted of or pleaded nolo contendere to any felony or other crime of moral turpitude; or (e) willfully and intentionally failed to comply with any lawful material written rule, policy or procedure of the Employer, which specific failure, if curable, is not cured within 30 days after written notice thereof or, if cured, recurs in the 6-month period following such cure.

4.04                        Definition of “Good Reason.” For the purposes of this Agreement, the phrase “Good Reason” means either (i) the Employer’s material breach of this Agreement and the Employer’s failure to remedy such breach within 30 days following the delivery of written notice of such breach by the Executive to the Employer; (ii) the constructive termination of the Executive, which is defined for purposes of this Agreement as the assignment by the Employer to the Executive, without the prior written consent of the Executive, of responsibilities or duties that are materially lesser than those typically associated with the title of Chief Executive Officer or a change of the Executive’s title to a position lower than Chief Executive Officer; or (iii) the relocation of the Executive’s office to an office located more than 30 miles from 4925 Greenville Avenue, Dallas, Texas 75206.

4.05                        Effect of Termination of Employment Period; Post-Termination Benefits. Upon the termination of the Employment Period in accordance with Section 4.01 of this Agreement, the Executive’s obligation to render to the Employer the services described in Section 1.03 of this Agreement shall cease, and the Employer shall pay the Executive or, in the event of his death while amounts remain payable hereunder, his Designated Beneficiary (as defined in this Section 4.05), if at all, as follows:

(a)                                 Termination by the Employer with Cause or by the Executive without Good Reason. If the Employment Period is terminated in accordance with Section 4.01 (b)(ii) or Section 4.01(c)(ii) of this Agreement, the Executive will be entitled to receive solely that portion of his Salary, payable in accordance with the Employer’s normal payroll practices, accrued by the Executive as of the Termination Date; the Executive shall not receive, and shall not be entitled to receive, any Salary or Benefits (except for Salary and Benefits accrued prior to the Termination Date) following such termination, or thereafter, except as otherwise required in accordance with federal or state law or the terms of the plans governing the benefits provided hereunder.

(b)                                 Termination by the Employer without Cause or by the Executive with Good Reason. If the Employment Period is terminated in accordance with Section 4.01(b)(iii) or Section 4.01(c)(i) of this Agreement, the Employer shall pay the Executive (i) all accrued but unpaid Salary as of the Termination Date plus (ii) an amount equal to $500,000.00 to be paid to the Executive over a period of 12 months from the Termination Date, in accordance with the Employer’s normal payroll practices and schedule(such amount, the “Severance”).

(c)                                  Termination upon Death or Disability. If the Employment Period is terminated in accordance with Section 4.01(a) or Section 4.01(b)(i), the Employer will pay to the disabled Executive or to the Executive’s Designated Beneficiary, as the case may be, in accordance with its normal payroll practices, the customary installments of the Salary and the Benefits that were provided to the Executive during the Employment Period for a period of three (3) months following the date of the Executive’s death or the date of the determination by the Examining Doctor that the Executive has a Disability, as the case may be. For the purposes of this Agreement, the Executive’s “Designated Beneficiary” means such individual beneficiary or trust, located at such address as the Executive may designate by written notice to the Employer from time to time or, if the Executive fails to give written notice to the Employer of such a beneficiary, the Executive’s estate; provided, however, that, notwithstanding the preceding sentence, the Employer shall have no duty under any circumstances to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive’s personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(d)                                 Accrued Benefits. Unless otherwise required by this Agreement, federal or state law, or the terms of the relevant plans or agreements providing Benefits hereunder, the Executive’s accrual of the Benefits pursuant to Section 2.03 hereof will cease on the Termination Date, and the Executive will thereafter be entitled to accrued Benefits pursuant to such plans only as provided in such plans.

4.06                        Conditions and Limitations to Severance. Notwithstanding the foregoing, the Employer’s obligation to make Severance payments to the Executive, pursuant to Section 4.05(b) of this Agreement, shall be subject to the following provisions and conditions:

(a)                                 Release of Claims. The Executive has signed and not revoked a general release and separation agreement, in form and substance as set forth on Exhibit B to this Agreement (the “Release”). The Employer shall commence payment of Severance in accordance with Employer’s standard payroll practices and schedule commencing on the first payroll date following the Employee signing and not revoking the Release within the 7-day revocation period set out in Section 10 of the Release.

(b)                                 Consequences of Breach. If the Executive materially breaches the Executive’s obligations under Article 6 of this Agreement (Non-Competition and Non-Interference), which specific breach, if curable, is not cured within 30 days after written notice to the Executive thereof or, if cured, recurs in the 6-month period following such cure, the Employer may immediately cease payments of Severance and may recover all Severance paid to the Executive after the date of such breach. The cessation and recovery of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Employer, including without limitation the right to seek specific performance or an injunction.

4.07                        Voluntary Dissolution of the Employer. Notwithstanding any provision of this Agreement to the contrary, in the event of the termination of the Employment Period due to the voluntary dissolution of the Employer, the Executive will be entitled to receive solely that portion of his Salary and Benefits, payable in accordance with the Employer’s normal payroll practices, accrued by the Executive as of the date of the termination of the Employment Period.

Article 5:                                               NON-DISCLOSURE COVENANT

5.01                        Confidential Information Defined. For the purposes of this Article 5, the phrase “Confidential Information” means any and all of the following: trade secrets concerning the business and affairs of the Employer or its Affiliates, patents, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code, machine code, and source code), computer software and database technologies, systems, structures, and architecture (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, and methods); information concerning the business and affairs of the Employer or its Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques and materials, however documented); and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer or its Affiliates containing or based, in whole or in part, on any information included in the foregoing. Notwithstanding the foregoing, Confidential Information shall not include any information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure of such information by the Executive or any other person under a duty to keep such information confidential.

5.02                        Acknowledgment by the Executive. The Executive acknowledges that (a) during the Employment Period and as part of his employment, the Executive will be afforded access to Confidential Information that the Employer has devoted substantial time, effort, and resources to develop and compile; (b) public disclosure of such Confidential Information would have an adverse effect on the Employer and its business; (c) the Employer would not disclose such information to the Executive, nor employ or continue to employ the Executive without the agreements and covenants set forth in this Article 5; and (d) the provisions of this Article 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

5.03                        Maintaining Confidential Information. In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement and the acknowledgments set forth above, the Executive, during the Employment Period and at all times thereafter, agrees and covenants as follows:

(a)                                 Employer Information. The Executive will hold in strictest confidence the Confidential Information and will not disclose it to any Person (as defined in Article 8 of this Agreement) except with the prior consent of the Employer or as may be required by court order, law, government agencies or parties with which the Employer deals in the ordinary course of its business, or except as otherwise expressly permitted by the terms of this Agreement. Any trade secrets of the Employer will be entitled to all of the protections and benefits afforded under applicable laws. If any information that the Employer deems to be a trade secret is ruled by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security. The Executive will not remove from the Employer’s premises or record (regardless of the media) any Confidential Information of the Employer or its Affiliates, except to the extent such removal or recording is necessary for the performance of the Executive’s duties. The Executive acknowledges and agrees that all Confidential Information, and physical embodiments thereof, whether or not developed by the Executive, are the exclusive property of the Employer or its Affiliates, as the case may be.

(b)                                 Third Party Information. The Executive recognizes that the Employer and its Affiliates have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on their parts to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that he owes the Employer, its Affiliates, and such third parties, during the Employment Period and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person (except as necessary in carrying out his duties for the Employer consistent with the Employer’s agreement with such third party) or to use it for the benefit of anyone other than for the Employer or such third party (consistent with the Employer’s agreement with such third party) without the express written authorization of the Employer or its Affiliate, as the case may be.

(c)                                  Returning Employer Documents. The Executive agrees that, on the Termination Date, he will deliver to the Employer (and will not keep in his possession or deliver to any other Person) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items belonging to the Employer or any of its Affiliates, and their respective successors or assigns, regardless of whether such items are represented in tangible, electronic, digital, magnetic or any other media. In the event of the termination of the Employment Period, the Executive agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit A.

5.04                        Inventions. The Executive agrees to assign, transfer, and sets over to Employer his entire and exclusive right, title, and interest, including rights in the nature of patent rights, trademark rights, copyrights, trade secrets, or design rights, in and to any and all Inventions (as defined below) that are created, conceived, designed or otherwise invented commencing on the date of Employee’s initial consultancy or employment with the Employer (whichever occurred first) (the “Start Date”), which date may precede the date of this Agreement, but not any Inventions owned by the Executive as of the Start Date or any improvements or modifications of such inventions that may occur after the Start Date. This assignment includes without limitation all such rights in the United States of America and throughout the world, and in and to any Letters Patent, applications for Letters Patent, any division, reissue, extension, continuation, or continuation-in-part thereof, or any copyright or trademark registrations which may be granted and issued for such Inventions. The parties intend that Employer shall have sole and exclusive right, title, and interest in such Inventions. The Executive agrees to execute and deliver, and cause to be executed and delivered, any and all additional papers, documents, instruments, and other assurances reasonably required to effectively carry out the intent and purposes of this Section 5.04, and shall do (at Employer’s expense) any and all acts and things reasonably necessary in connection with the performance of the Executive’s obligations hereunder, including, but not limited to, those acts reasonably required to accomplish the aforesaid registrations and applications for Letters Patent. The Executive represents and warrants to Employer that he is now under no contract or agreement, nor has he previously executed any documents whatsoever, with any other person, firm, association, or corporation that will, in any manner, prevent his giving, and Employer from receiving, the exclusive benefit of his services and of any and all Inventions that may be devised or developed by him or under his direction, in accordance with the terms of this Agreement. As used in this Agreement, the term “Invention” means any and all improvements, inventions, and other creative works of any kind whether or not patented that the Executive may make or conceive solely, or that the Executive may make or conceive jointly or commonly with others, either during the term of his employment with Employer or within a period of one (1) year from the Expiration Date, relating to: (a) methods, processes, apparatus, or designs concerned with the production of any character of goods, materials, or services sold or used by Employer; and/or (b) any character of goods, materials, or services sold or used by Employer.

5.05                        Disputes or Controversies. The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

Article 6:                                               NON-COMPETITION AND NON-INTERFERENCE

6.01                        Covenants Regarding Competitive Protection. The Employer and the Executive hereby mutually agree that the nature of the Employer’s business and the Executive’s employment hereunder are based on the Employer’s goodwill, public perception, and customer relations. Therefore, in consideration of the acknowledgments set forth in Section 5.02 herein and the compensation and benefits to be paid to the Executive pursuant to this Agreement, the Executive hereby agrees and covenants to each and all of the following:

(a)                                 Noncompete. For the duration of the Employment Period and for 12 months thereafter, the Executive will not, directly or indirectly, in any capacity whatsoever, individually or on behalf of any other person or entity, engage or invest in, own, manage, operate, finance, control, or participate in the ownership (other than the ownership of equity securities of the Employer or 2% or less of the issued and outstanding securities of any class of a publicly reporting company), management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive’s name or any similar name to, lend the Executive’s credit to or render services or advice to, any business engaged or about to become engaged in the Business (as defined in Article 8) of the Employer, or any of its Affiliates. The geographic scope of this Section 6.01(a) is limited to the United States of America and its territories, or anywhere else in the world where the Employer does business or, prior to the Termination Date, has been pursuing or is engaged in expanding its business territory.

(b)                                 Solicitation of Customers. For the duration of the Employment Period and for 12 months thereafter, the Executive hereby covenants and agrees that he will not, either directly or through an Affiliate, solicit any Person that is a Current Customer (as defined in Article 8) of the Employer or its Affiliates for purposes of selling products or services to such Person that are in competition with the products and services offered or sold by the Employer or its Affiliates.

(c)                                  Solicitation of Employees and Contractors. For the duration of the Employment Period and for 12 months thereafter, the Executive hereby agrees not to employ, either directly or indirectly, or through an Affiliate, any current employee or contractor of the Employer or its Affiliates or any individual who was an employee or contractor of the Employer or its Affiliates at any time during Employment Period, and agrees not to solicit, or contact in any manner that could reasonably be construed as a solicitation, either directly or indirectly, or through an Affiliate, any employee or contractor of the Employer or its Affiliates for the purpose of encouraging such employee or contractor to leave or terminate his employment with the Employer or its Affiliates. For the purposes of this Section 6.01(c), solicitation does not mean a situation in which an employee or contractor of the Employer or its Affiliates initiates contact with the Executive or his Affiliates regarding employment or in which an employee or contractor of the Employer or its Affiliates seeks employment by the Executive or his Affiliates in response to the Executive’s or his Affiliates’ general recruiting efforts including, but not limited to, media advertisements and recruiting companies not engaged to perform a targeted search for the Employer’s employees, provided that the Executive does not, either directly or indirectly, or through an Affiliate, respond to, endeavor or offer to employ, or employ, said employee or contractor of the Employer or its Affiliates.

(d)                                 Solicitation of Vendors. For the duration of the Employment Period and for 12 months thereafter, the Executive hereby agrees not to solicit, either directly or through an Affiliate, a current vendor or supplier of the Employer or its Affiliates for purposes of encouraging such vendor or supplier to cease or diminish providing products or services to the Employer or its Affiliates, or to change adversely the terms under which such vendor or supplier provides such products or services to the Employer or its Affiliates.

(e)                                  Interference. For the duration of the Employment Period and for 12 months thereafter, the Executive hereby agrees not to interfere with the Employer’s relationship with any person who at the relevant time is an employee, contractor, supplier, or customer of the Employer or its Affiliates.

6.02                        Scope. The Executive acknowledges and agrees that the Employer is engaged in or intends to be engaged in business throughout the world and that the marketplace for the Employer’s businesses, products and services is worldwide, and thus the geographic area, length and scope of the restrictions contained in Section 6.01 are reasonable and necessary to protect the legitimate business interests of the Employer. The duration of the agreements contained in Section 6.01 shall be extended for the amount of any time of any violation thereof and the time, if greater, necessary to enforce such provisions or obtain any relief or damages for such violation through the court system. The Employer may, at any time on written notice approved by its Board of Directors, reduce the geographic area, length or scope of any restrictions contained in Section 6.01 and, thereafter, the Executive shall comply with the restriction as so reduced, subject to subsequent reductions. If any covenant in Section 6.01 of this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive. In the event of termination of the Executive’s employment with the Employer for any reason, the Executive consents to the Employer communicating with the Executive’s new employer, any entity in the Business or through or in connection with which the Executive is restricted hereunder, or any other party about the restrictions and obligations imposed on the Executive under this Agreement.

Article 7:                                               GENERAL PROVISIONS

7.01                        Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of Articles 5 and 6 hereof might be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Articles 5 and 6 hereof.

7.02                        Covenants of Articles 5 and 6 are Essential and Independent Covenants. The covenants by the Executive in Articles 5 and 6 are essential elements of this Agreement, and without the Executive’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed or continued the employment of the Executive. The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer. If the Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Articles 5 and 6.

7.03                        Representations and Warranties by the Executive. The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement does not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound. This Agreement represents the valid and binding obligation of the Executive, enforceable against him in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the enforcement of creditors’ rights generally and the application of general principles of equity and judicial discretion.

7.04                        Obligations Contingent on Performance. The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive’s performance of the Executive’s obligations hereunder.

7.05                        Binding Effect; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The covenants of the Executive under this Agreement, being personal, may not be delegated.

7.06                        Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) or, (d) mailed by registered or certified mail, postage prepaid and return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:	Board of Directors
AveXis, Inc.
4925 Greenville Avenue, Suite 604
Facsimile: ( ) -

With a copy to:	Steven R. Block
5949 Sherry Lane
Suite 900
Dallas, TX 75225
Facsimile: 214-866-0991
Email: block@bgvllp.com

If to the Executive:	John A. Carbona
1900 McKinney Ave., Apt. 1101
Dallas, TX 75201
Facsimile:
Email: jcarbona@avexisinc.com

7.07                        Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally; but only by an agreement in writing signed by the parties hereto.

7.08                        Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OR CHOICE OF

LAW RULES THEREOF. VENUE FOR ANY ACTION BROUGHT HEREUNDER SHALL BE PROPER EXCLUSIVELY IN DALLAS COUNTY, TEXAS.

7.09                        Headings; Construction. The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article,” “Articles,” “Section,” or “Sections” refer to the corresponding Article, Articles, Section, or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

7.10                        Severability. If any provision of this Agreement is held invalid or unenforceable by an arbitrator or any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.11                        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

7.12                        Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

7.13                        Survival of Obligations. The obligations of the Employer and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Employment Period shall survive such expiration.

7.14                        Withholding and Set Off. All payments and benefits made or provided under this Agreement shall be subject to withholding as required under applicable law. The Employer is further authorized to withhold and setoff against any such payments and benefits any amounts that the Executive may come to owe the Employer, whether as a result of any breach of this Agreement or otherwise.

7.15                        Arbitration. Any controversy or claim arising out of or relating to this Agreement, or violation of this Agreement, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment rendered by the arbitrator may be entered in any court having jurisdiction thereover. The arbitration shall be conducted in Dallas, Texas, unless otherwise agreed by the parties thereto. The arbitrator shall be deemed to possess the power to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 7.15 shall be construed as to deny the Employer the right and power to seek and obtain injunctive relief in a court of competent jurisdiction for any breach or threatened breach of the Employer’s agreements contained in this Agreement.

Article 8:               CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” shall mean, as to any Person, any Person controlled by, controlling, or under common control with such Person, and, in the case of a Person who is an individual, a member of the family of such individual consisting of a spouse, sibling, in-law, lineal descendant, or ancestor (including by adoption), and the spouses of any such individuals. For purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, alone or in concert with others, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise, and no Person shall be deemed in control of another solely by virtue of being a manager, director, officer or holder of voting securities of any entity. A Person shall be presumed to control any partnership of which such Person is a general partner.

“Business” of the Employer, or its Affiliates, includes all those businesses, products, and services that are presently or hereafter marketed by the Employer or its Affiliates, or that are in the development stage by the Employer or its Affiliates, at any time during the Employment Period; and any other business in which the Employer or any of its Affiliates are engaged in at any time during the Employment Period.

“Current Customer” shall mean any Person who is currently utilizing any product or service sold or provided by the Employer or any of its Affiliates; any Person who utilized any such product or service within the previous 12 months; and any Person with whom the Employer or any of its Affiliates is currently conducting negotiations concerning the utilization of such products or services.

“Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d)(3) and 14(d)(2) of such act.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

EMPLOYER:

AVEXIS, INC.

By:	/s/ John A. Carbona
John A. Carbona, Chief Executive Officer

EXECUTIVE:

/s/ John A. Carbona
John A. Carbona

EXHIBIT A

TERMINATION CERTIFICATION

This is to certify that the undersigned has complied with all the terms of the Employment Agreement (the “Employment Agreement”) signed by the undersigned with AveXis, Inc., a Delaware corporation (the “Employer”). It is further certified that the undersigned does not possess, nor has the undersigned failed to return to the Employer any Confidential Information (as defined in the Employment Agreement) or other property of the Employer. It is further certified that the undersigned has returned to the Employer all tangible copies and has returned to the Employer or erased any electronic, digital, or magnetic representations or manifestations of the foregoing. The undersigned further agrees that, in compliance with the Employment Agreement, the undersigned will preserve as confidential all Confidential Information and information of third parties as provided in the Employment Agreement.

Date:

A-1

Execution Version

EXHIBIT B

Form of Release Agreement

[Executive]

[Address]

Dear [Executive]:

This agreement is being entered into pursuant to the terms of your employment agreement (the “Employment Agreement”) with AveXis, Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement.(1)

1.                                      Separation from the Company. This confirms that your employment with the Company ceased on [           ] (the “Termination Date”). You ceased to be an officer, manager and director of the Company or any affiliate of the Company effective as of the Termination Date.

2.                                      Payments.

(a)                                 The Company will pay you Severance pursuant to and in accordance with Section 4.05(b) of the Employment Agreement. Payment of the Severance shall be subject to the terms and conditions of the Employment Agreement including Section 4.06 (“Conditions and Limitations of Severance”).

(b)                                 All wages, commissions, bonuses, other compensation and benefits, including accrued and unused vacation days, due to you for periods through and including the Termination Date, have either been paid or will be paid by the Company as provided for in the Employment Agreement.

(c)                                  You acknowledge that your right to any and all Company benefits, except those which are legally required to continue post-termination or which are to be provided as Severance pursuant to the terms of the Employment Agreement, terminated as of the Termination Date.

(d)                                 The Company may withhold from payments to you all applicable federal, state and local withholding taxes.

3.                                      Employment Agreement. The provisions of the Employment Agreement that survive termination of employment shall remain in full force and effect in accordance with their

(1) If (i) there is any change in the law or in the interpretation of any law following the initial date of the Employment Agreement and (ii) the Company determines in good faith on the advice of counsel that a modification of this agreement is required as a result of such change in order to give effect to the purpose and intent of this agreement, the Company shall be entitled to so modify this agreement before the executive signs it.

terms including, without limitation, the provisions contained in Articles 5 and 6 (“Non-Disclosure Covenant” and “Non-Competition and Non-Interference,” respectively).

4.                                      Confidentiality of the Agreement. You will forever keep the terms of this agreement confidential and you shall not disclose them to anyone, provided, however, that (a) you may disclose the terms of this agreement to your attorneys, tax advisors and immediate family members (it being understood that you will be responsible for any breach of this agreement by them), (b) you may disclose the terms of this agreement to the extent required by law, (c) nothing in this agreement shall be construed to limit the rights of any government agency or your right of access to any government agency and (d) you may disclose this agreement to the extent reasonably necessary in connection with any action or proceeding with respect to your rights under any agreement between you and the Company or any Related Company.

5.                                      Company Property. You represent that you have returned any and all documents, files, materials and information related to the business of the Company or any of its subsidiaries or affiliates (other than agreements to which you are party), whether or not confidential and whether stored in electronic or paper form, and all other property of the Company or any of its subsidiaries or affiliates in your possession or control, including but not limited to access cards, badges and keys, passwords or access codes, telephones, computer equipment, PDAs, calling cards, and credit cards. You will not for any purpose attempt to access or use any computer or computer network or system of the Company or any of its subsidiaries or affiliates, including its servers and electronic mail system. You represent that you have left intact all of the electronic files of the Company and its subsidiaries and affiliates, including those that you developed or helped develop during your employment with the Company.

6.                                      General Release.

(a)                                 As a material inducement to the Company to enter into this agreement, subject to Section 6(c) below, you hereby irrevocably, voluntarily and unconditionally release, acquit and forever discharge (i) the Company, (ii) each of its subsidiaries and affiliates; (iii) all present and former officers, directors, managers, employees and affiliates of any of them; and (iv) all of their respective heirs, administrators, representatives, executors, successors and assigns (collectively referred to herein as “Releasees”) from any and all actions, charges, complaints, claims, liabilities, obligations, promises, causes of action, damages, losses, expenses and debts of every kind, nature or description whatsoever, known or unknown (the “Claims”), that you have, claim to have, ever had, or ever claimed to have had against any of the Releasees, subject to Section 6(c) below.

(b)                                 This general release of Claims includes, without implication of limitation, (i) all Claims based upon actions or omissions (or alleged actions or omissions) that have occurred up to and including the date you sign this agreement, regardless of ripeness or other limitations on immediate pursuit of any Claim in the absence of this agreement; (ii) all Claims relating to your employment with and separation from the Company; (iii) all Claims (including Claims for discrimination, harassment, and retaliation) arising under any federal, state, or local statute, regulation, ordinance, or the common law, including without implication of limitation, Claims arising under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities

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Act, the Age Discrimination in Employment Act, and the Employee Retirement Income Securities Act, the Texas Labor Code, including for the avoidance of doubt, the Texas Commission on Human Rights and Section 451.001 of the Texas Workers’ Compensation Act; (iv) all Claims for reinstatement, attorney’s fees, interest or costs; (v) all Claims for wages or other compensation; and (vi) all Claims in your capacity as a holder of equity interests in the Company.

(c)                                  Nothing in this General Release, however, shall be construed to (i) impair your rights under any equity or equity award agreement, any subscription agreement, this agreement or any other written agreement between you and the Company, insofar as you have continuing rights under any such agreement after the effective date of this agreement, (ii) release or discharge any rights you may have to indemnification as a current or former manager, director, officer or employee under the organizational documents of the Company, under applicable law, or otherwise, or to protection under any insurance policy maintained by the Company, (iii) impair any rights you may have to vested 401(k) benefits, or (iv) impair your ability to comply with or participate in an investigation or proceeding instituted by a state fair employment practices agency or the Equal Employment Opportunity Commission, provided, however, that it is understood that you have hereby waived and released any right to compensation, damages, other relief and/or Claims which might otherwise have been available to you in connection with or as a result of such an investigation or proceeding.

7.                                      Non-Filing of Complaints or Charges; No Assignment of Claims. By signing this agreement, you represent that you have not (a) filed any complaint or charge against any of the Releasees with any local, state, or federal agency or court, and (b) assigned or transferred any of the Claims to a third party.

8.                                      Use of the Agreement as Evidence. This agreement may not be used as evidence in any subsequent proceeding of any kind, except one in which any of the Releasees alleges a breach of the terms of this agreement or elects to use this agreement as a defense to any claim.

9.                                      No Admission of Liability. The parties acknowledge that their execution and delivery of this agreement is not and shall not be construed as an admission of any wrongful conduct or violation of any law but is simply in furtherance of an amicable and voluntary separation of your employment relationship with the Company which is deemed to be in the mutual best interests of the parties.

10.                               Notice and Right to Consider; Effective Date. You hereby acknowledge that you have been advised to consult with an attorney before executing this agreement. You further acknowledge that you have been given the opportunity, if you so desired, to consider this agreement for 30 days before executing it. If you do not sign this agreement and return it to the Company so that the Company receives it within that 30-day period, it will not be valid. In the event that you execute this agreement within less than 30 days, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this agreement for the entire 30-day period. The Company acknowledges that for a period of seven (7) days from the date you sign this agreement, you will retain the right to revoke this agreement by written

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notice to the Company, before the end of that seven (7)-day period. This agreement will not become effective or enforceable until the expiration of such seven (7)-day revocation period.

11.                               Acknowledgments and Other Terms. You agree that you have carefully read and understand all of the provisions of this agreement and that you are voluntarily entering this agreement. You further represent and acknowledge that in executing this agreement, you do not rely and have not relied upon any representation or statement made by the Company (including its subsidiaries, affiliates, stockholders, manager, members, agents, representatives, employees and attorneys) with regard to the subject matter, basis or effect of this agreement.

12.                               Incorporation by Reference of Certain Provisions of the Employment Agreement. The provisions in Sections 7.06 (“Notices”), 7.08 (“Governing Law; Venue”), 7.07 (“Entire Agreement; Amendments”), and 7.05 (“Binding Effect; Delegation of Duties Prohibited”) of the Employment Agreement are hereby incorporated into this agreement and shall apply, mutatis mutandis, to this agreement.

Very truly yours,

AVEXIS, INC.

By
Name:
Agreed to and Accepted:

[Executive]

Date:

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